Exhibit 99.1

Navigators Announces Second Quarter 2018 Dividend

STAMFORD, CT, May 10, 2018 – The Navigators Group, Inc. (NASDAQ:NAVG) announced today that its Board of Directors declared a cash dividend of $0.07 per share of common stock for the second quarter of 2018. The dividend will be payable on June 29, 2018 to the Company's stockholders of record at the close of business on June 8, 2018.

About Navigators

The Navigators Group, Inc. (Nasdaq: NAVG) is a global specialty insurance holding company. We provide customized insurance solutions designed to protect clients from the complex risks they face. For more than 40 years, Navigators has added value for broker partners and their clients — both in underwriting and in claims — through the depth and quality of our technical and industry expertise. Industries we serve include maritime, construction, energy, environmental, professional services and life sciences. Headquartered in Stamford, Connecticut, Navigators has offices in the United States, the United Kingdom, Continental Europe and Asia.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Whenever used in this release, the words "estimate," "expect," "believe" or similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face.   Please refer to Navigators' most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors that may affect that business.  Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

203-905-6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531